Supertel Hospitality Reports 2010 Third Quarter Results

NORFOLK, Neb., November 10, 2010 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 106 hotels in 23 states, today announced its results for the third quarter ended September 30, 2010.
•	Revenue from continuing operations rose 6.5 percent
•	Net loss per diluted share of $(0.02) compared to prior year net loss of $(0.06) per diluted share
•	FFO of $0.10 per diluted share, and FFO without impairment of $0.15 per diluted share

Revenues from continuing operations for the 2010 third quarter rose 6.5 percent to $24.9 million, compared to the same year-ago period.  Net loss attributable to common shareholders for the 2010 third quarter was $(0.5) million, or $(0.02) per diluted share, compared to net loss attributable to common shareholders of $(1.4) million, or $(0.06) per diluted share, in the 2009 same quarter.  The $0.9 million improvement in earnings was primarily the result of an increase in revenue from continuing operations.
Funds from operations (FFO), which includes $0.9 million of  impairment charges, for the 2010 third quarter was $2.4 million, or $0.10 per diluted share.  Third quarter impairment charges included  $1.3 million resulting from declining expectations related to recoverability of carrying values on seven of the hotels held for sale and was partially offset by $0.4 million of impairment charges recovered on two held for sale hotels.
Funds from operations (FFO) without impairment, a non-cash item, in the 2010 third quarter, improved 20.7 percent to $3.3 million, or $0.15 per diluted share, compared to $2.8 million, or $0.13 per diluted share, in the same 2009 period.
Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) increased to $5.8 million, compared to $5.5 million for the third quarter of 2009.
Third Quarter Highlights
•	Revenue per available room (RevPAR) rose 6.6 percent, led by an 8.4 percent increase in occupancy
•	Sold a Super 8 hotel in Parsons, Kansas, with net proceeds used to reduce debt.
•	Entered into sales contracts on two additional held for sale hotels, bringing the number to six under contract at September 30

“Our two primary focuses are improving revenues and strengthening our balance sheet, primarily through selling non-strategic assets,” said Kelly A. Walters, Supertel’s president and CEO.  “Since the close of the quarter, we have sold five additional held for sale hotels with gross proceeds of $5.8 million, notwithstanding the fact that the difficult economy, especially the lack of debt financing, is restraining a lot of activity.”
Operating Results
Third quarter 2010 revenues from continuing operations rose $1.5 million, or 6.5 percent, to $24.9 million over the third quarter 2009.  The continuing operations portfolio of 89 hotels in the 2010 third quarter, compared with the same period a year earlier, reported an 8.4 percent increase in occupancy and a 1.7 percent decrease in ADR, resulting in a 6.6 percent increase in RevPAR.  This compares to an 8.4 percent RevPAR increase for the hotel industry, as reported by Smith Travel Research.
	Third Qtr 2010 vs Third Qtr 2009 (Continuing Operations)
	Occupancy (%)			ADR ($)			RevPAR ($)
	Chg	2010	2009	Chg	2010	2009	Chg	2010	2009

Industry – Total US Market	6.7%	63.9	59.9	1.6%	99.07	97.47	8.4%	63.34	58.41
Supertel – Total Portfolio	8.4%	68.7	63.4	-1.7%	50.66	51.53	6.6%	34.81	32.67

Chain Scale

All Midscale w/o F & B	7.3%	65.0	60.6	0.7%	87.61	86.97	8.1%	56.93	52.66
Supertel – Midscale	9.7%	68.7	62.6	-0.2%	69.78	69.93	9.5%	47.93	43.79

All Economy	7.2%	58.1	54.2	-1.2%	52.62	53.28	5.9%	30.55	28.86
Supertel – Economy	4.7%	66.9	63.9	-1.0%	49.20	49.70	3.7%	32.91	31.75

Supertel – Extended Stay	20.8%	76.0	62.9	-4.9%	23.12	24.31	14.9%	17.58	15.30

** “w/o F & B” indicates without food and beverage.
Industry Source: STR Quarterly Hotel Review

Economy hotels
The company’s 54 continuing operations economy hotels reported a 3.7 percent increase in RevPAR, compared to 5.9 percent for the industry, to $32.91 in the 2010 third quarter, resulting from a 4.7 percent rise in occupancy to 66.9 percent and a 1.0 percent decrease in ADR to $49.20.
Midscale without food and beverage hotels
Third quarter RevPAR for the company’s 28 continuing operations midscale without food and beverage hotels rose 9.5 percent to $47.93.  Occupancy for these properties rose 9.7 percent while ADR was essentially flat, down 0.2 percent, to $69.78.
Extended-stay hotels
The company’s seven continuing operations extended stay hotels reported a 14.9 percent increase in RevPAR to $17.58, reflecting a 20.8 percent rise in occupancy to 76.0 percent, partially offset by a 4.9 percent decline in ADR to $23.12.
“We instructed our operators to focus on building occupancy, rather than driving room rate during the quarter, especially at our extended-stay properties,” Walters noted.  “We believe there will be an opportunity to increase rate in the near future, but expect that it will vary from market to market and from day to day.  We are encouraged by the slow, steady pace of recovery that is giving us a little more flexibility and a little less resistance from travelers.  Our operators are monitoring revenue management on a daily basis.”
Hotel and property operations expenses from continuing operations for the 2010 third quarter increased $1.0 million, or 5.9 percent, over the like 2009 period, compared to a 6.5 percent improvement in revenues.  The majority of the cost increase was hotel payroll-related as a result of higher occupancy.
For the 2010 third quarter, property operating income (POI) from continuing operations increased $0.5 million to $6.7 million, compared to the year-ago period.  POI as a percent of revenue improved 0.4 percentage points from 26.6 percent in the 2009 third quarter to 27.0 percent for the 2010 third quarter.  (POI is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses.)  This increase resulted from the improvement in revenue exceeding the increase in expenses.  “In addition to more focused operations management, the sale of non-strategic hotels, which typically have lower performance metrics, is having a positive effect on margins,” he said.
General and administration expense from continuing operations for the 2010 third quarter dropped $0.3 million compared to the prior period.  “We continue to root out excess costs and lower our overall expenses,” he noted.
Dispositions
During the third quarter, one hotel was sold for a price of $1.1 million with net proceeds used to reduce debt.  Subsequent to the third quarter, five hotels were sold for an aggregate $5.8 million, the net proceeds of which were also used to reduce debt.  As of today, the company has 17 properties held for sale.
Impairment of $1.3 million was recorded on seven of the 22 properties classified in discontinued operations in the third quarter.  A total of $0.4 million of impairment was recovered on two held for sale properties, for a net impairment charge of $0.9 million.  The new impairment was the result of the continued decline of real estate prices, resulting in a reduction in the estimated value of these hotels.
“Buyers have shown a lot of interest in our properties, but getting the hotels to closing is taking longer than we originally forecasted.  Credit availability remains a challenge for buyers, but has improved somewhat as of late,” said Connie Scarpello, Supertel’s chief financial officer.
Balance Sheet
The company as of September 30, 2010 has $145.5 million in outstanding debt on hotels in continuing operations with an average term of 4.4 years and weighted average annual interest rate of 6.2 percent.
The Wells Fargo mortgage loan, maturing on August 12, 2010, was extended to March 12, 2011 and currently has a balance of $5.4 million.
Dividends
The company did not declare a common stock dividend for the 2010 third quarter.  Preferred dividends have continued uninterrupted.  The company will monitor requirements to maintain its REIT status and will continue to evaluate the dividend policy on a quarterly basis.
Outlook
“We continue to make progress in making Supertel a stronger, more viable company,” Walters said.  “If we maintain our disposition program at the current pace, we will have a much stronger portfolio by mid-year 2011.  While we still have a ways to go and the economic rebound remains uncertain, we have begun very preliminary stages of planning to restructure our portfolio with larger, more midscale properties in markets with higher barriers to new competition.  We believe this will give us greater protection during the negative part of the hotel economic cycle and overall better returns on our investment.  This will not happen until we get our balance sheet in much better shape, but we are encouraged enough to begin thinking about how to execute the next phase of our strategy and put the company back on a growth track and restore the dividend.”
About Supertel Hospitality, Inc.
As of November 10, 2010, Supertel Hospitality, Inc. owns 106 hotels aggregating 9,353 rooms in 23 states.  The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service.  For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet as of September 30, 2010 and December 31, 2009.  The Company owned 111 hotels (including 22 hotels held for sale) at September 30, 2010 and 115 hotels (including 19 hotels held for sale) as of December 31, 2009 respectively. (in thousands, except share and per share data).
	As of
	September 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Investments in hotel properties	$ 302,265	$ 302,759
Less accumulated depreciation	87,823	80,110
	214,442	222,649

Cash and cash equivalents	612	428
Accounts receivable, net of allowance for doubtful accounts of $93 and $95	2,292	2,043
Prepaid expenses and other assets	7,628	4,779
Deferred financing costs, net	1,100	1,414
Investment in hotel properties, held for sale, net	34,384	43,082
	$ 260,458	$ 274,395

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 13,842	$ 10,340
Debt related to hotel properties held for sale	32,991	35,575
Long-term debt	145,526	153,938
	192,359	199,853

Redeemable noncontrolling interest in consolidated partnership,
at redemption value	511	511

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,917,509 and 22,002,322 shares outstanding.	229	220
Common stock warrants	252	-
Additional paid-in capital	121,379	120,153
Distributions in excess of retained earnings	(62,303)	(54,420)
Total shareholders' equity	59,565	65,961
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $201 and $237	361	408

Total equity	59,926	66,369

COMMITMENTS AND CONTINGENCIES
	$ 260,458	$ 274,395

The following table sets forth the Company’s unaudited results of operations for the three and nine months ended September 30, 2010 and 2009, respectively.
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES	(unaudited)		(unaudited)
Room rentals and other hotel services	$ 24,878	$ 23,364	$ 66,185	$ 64,781

EXPENSES
Hotel and property operations	18,161	17,157	50,214	47,797
Depreciation and amortization	2,850	2,923	8,598	8,790
General and administrative	782	1,120	2,582	3,138
	21,793	21,200	61,394	59,725

EARNINGS BEFORE NET LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE
AND INCOME TAXES	3,085	2,164	4,791	5,056

Net loss on dispositions of assets	(16)	(26)	(57)	(78)
Other income	31	28	92	100
Interest expense	(2,425)	(2,467)	(7,331)	(7,324)
Impairment	-	-	(2,147)	-

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	675	(301)	(4,652)	(2,246)

Income tax (expense) benefit	(98)	231	578	858

INCOME (LOSS) FROM CONTINUING OPERATIONS	577	(70)	(4,074)	(1,388)

Loss from discontinued operations, net of tax	(668)	(939)	(2,709)	(703)

NET LOSS	(91)	(1,009)	(6,783)	(2,091)

Noncontrolling interest	(13)	(38)	5	(21)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(104)	(1,047)	(6,778)	(2,112)

Preferred stock dividends	(368)	(368)	(1,105)	(1,105)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$ (472)	$ (1,415)	$ (7,883)	$ (3,217)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$ 0.01	$ (0.02)	$ (0.23)	$ (0.12)
EPS from discontinued operations	$ (0.03)	$ (0.04)	$ (0.12)	$ (0.03)
EPS Basic and Diluted	$ (0.02)	$ (0.06)	$ (0.35)	$ (0.15)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited-In thousands, except per share data:
	Three months		Nine Months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Weighted average shares outstanding for:
calculation of earnings per share and FFO
per share - basic and diluted	22,880	21,880	22,435	21,542

Reconciliation of net income to FFO
Net income (loss) attributable to common shareholders	$ (472)	$ (1,415)	$ (7,883)	$ (3,217)
Depreciation and amortization	2,908	3,559	8,959	10,870
Net gain on disposition of assets	(46)	(83)	(513)	(1,047)
FFO available to common shareholders	2,390	2,061	563	6,606
Impairment	933	693	5,649	843
FFO without impairment, a non-cash item	$ 3,323	$ 2,754	$ 6,212	$ 7,449

FFO per share - basic	$ 0.10	$ 0.09	$ 0.03	$ 0.31
FFO without impairment, a non-cash item, per share - basic	$ 0.15	$ 0.13	$ 0.28	$ 0.35
FFO per share - diluted	$ 0.10	$ 0.09	$ 0.03	$ 0.31
FFO without impairment, a non-cash item, per share - diluted	$ 0.15	$ 0.13	$ 0.28	$ 0.35

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

FFO, without impairment, a non-cash item, is a non-GAAP financial measure.  As a result of a significant downturn in hotel and lodging fundamentals that took place in 2008 and 2009 and the related decrease in hotel and real estate valuations, we decided that FFO available to common shareholders did not provide all of the information that allows us to better evaluate our operating performance in this unprecedented economic time.

To arrive at FFO without impairment, a non-cash item, we adjust FFO available to common shareholders, to exclude the following items:

(i)	impairment charges of hotel properties that we have sold or expect to sell, included in discontinued operations; and

(ii)	impairment charges of hotel properties classified as held for use.

We believe that these items are driven by factors relating to the fundamental disruption in the global financial and real estate markets, rather than factors specific to the company or the performance of our properties or investments.

The impairment charges of hotel properties that were recognized in 2009 and 2010 were primarily based on valuations of hotels, which had declined due to market conditions that we no longer expected to hold for long-term investment, and/or for which we have reduced our prior expected holding periods.  In order to enhance liquidity, we have declared certain properties as held for sale and may declare other properties held for sale. To the extent these properties are expected to be sold at a loss, we record an impairment charge when the loss is known.  We have recognized certain of these impairment charges over several quarters in 2009 and 2010 and we believe it is reasonably likely that we will recognize similar charges and gains in the near future. However, we believe that as the financial markets stabilize and our liquidity needs change, the potential for impairment charges of our hotel properties will disappear or become immaterial.   We believe FFO, without impairment, provides investors with an additional measure to better evaluate our operating performance during this period of fundamental disruption in the global financial and real estate markets.

We analyze our operating performance primarily by revenues from our hotel properties, net of operating, administrative and financing expenses which are not directly impacted by short term fluctuations in the market value of our hotel properties. As a result, although these non-cash impairment charges have had a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long term.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

RECONCILIATION OF NET LOSS TO
ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (472)	$ (1,415)	$ (7,883)	$ (3,217)
Interest, including disc ops	3,011	3,377	9,141	9,783
Income tax benefit, including disc ops	(33)	(448)	(1,201)	(1,506)
Depreciation and amortization, including disc ops	2,908	3,559	8,959	10,870
EBITDA	5,414	5,073	9,016	15,930
Noncontrolling interest	13	38	(5)	21
Preferred stock dividends	368	368	1,105	1,105
Adjusted EBITDA	$ 5,795	$ 5,479	$ 10,116	$ 17,056

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three and nine months ended September 30, 2010 and 2009, respectively.
Unaudited	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 47.93	$ 43.79	$ 42.58	$ 40.82
Economy	$ 32.91	$ 31.75	$ 29.16	$ 29.31
Extended Stay	$ 17.58	$ 15.30	$ 17.52	$ 15.57
Total	$ 34.81	$ 32.67	$ 31.16	$ 30.48

Average daily room rate (ADR):
Midscale w/o F&B	$ 69.78	$ 69.93	$ 66.87	$ 69.53
Economy	$ 49.20	$ 49.70	$ 47.28	$ 49.47
Extended Stay	$ 23.12	$ 24.31	$ 23.31	$ 24.69
Total	$ 50.66	$ 51.53	$ 48.54	$ 51.09

Occupancy percentage:
Midscale w/o F&B	68.7%	62.6%	63.7%	58.7%
Economy	66.9%	63.9%	61.7%	59.3%
Extended Stay	76.0%	62.9%	75.2%	63.1%
Total	68.7%	63.4%	64.2%	59.7%

“w/o F & B” indicates without food and beverage.

This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its operations, as it better communicates the comparability of its hotels’ operating results.
Unaudited-In thousands, except statistical data:	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Total Hotels:
Revenue per available room (RevPAR):	$ 34.81	$ 32.67	$ 31.16	$ 30.48
Average daily room rate (ADR):	$ 50.66	$ 51.53	$ 48.54	$ 51.09
Occupancy percentage:	68.7%	63.4%	64.2%	59.7%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 24,161	$ 22,676	$ 64,179	$ 62,782
Telephone revenue	74	76	229	224
Other hotel service revenues	643	612	1,777	1,775
Total revenue from room rentals and other hotel services	$ 24,878	$ 23,364	$ 66,185	$ 64,781

Hotel and property operations expense
Total hotel and property operations expense	$ 18,161	$ 17,157	$ 50,214	$ 47,797

Property Operating Income ("POI")
Total property operating income	$ 6,717	$ 6,207	$ 15,971	$ 16,984

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	27.0%	26.6%	24.1%	26.2%

Same Store reflects 89 hotels.

RECONCILIATION OF NET INCOME (LOSS) FROM
CONTINUING OPERATIONS TO POI
Net income (loss)	$ 577	$ (70)	$ (4,074)	$ (1,388)
Depreciation and amortization	2,850	2,923	8,598	8,790
Net loss on disposition of assets	16	26	57	78
Other income	(31)	(28)	(92)	(100)
Interest expense	2,425	2,467	7,331	7,324
General and administrative expense	782	1,120	2,582	3,138
Income tax (benefit) expense	98	(231)	(578)	(858)
Impairment	-	-	2,147	-
POI	$ 6,717	$ 6,207	$ 15,971	$ 16,984

Net loss as a percentage of continuing operations revenue
from room rentals and other hotel services	2.3%	(0.3%)	(6.2%)	(2.1%)

Same Store reflects 89 hotels in continuing operations for the three months and year to date ended September 30, 2010 and 2009.

The following unaudited table presents our RevPAR, ADR and Occupancy, by region, for the three months ended September 30, 2010 and 2009, respectively.  The comparisons of same store operations are for 89 hotels in continuing operations as of July 1, 2009.
		Three months ended September 30, 2010				Three months ended September 30, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 42.56	82.0%	$ 51.87	214	$ 40.48	72.9%	$ 55.53
West North Central	2,447	32.68	66.2%	49.36	2,447	33.60	68.3%	49.17
East North Central	964	47.49	72.3%	65.67	964	44.74	68.4%	65.44
Middle Atlantic	142	50.03	82.8%	60.42	142	46.43	68.0%	68.23
South Atlantic	2,645	30.20	69.4%	43.50	2,645	26.69	59.3%	45.01
East South Central	677	39.16	62.2%	62.92	677	35.35	57.4%	61.59
West South Central	456	31.29	69.3%	45.17	456	24.88	53.3%	46.73
Total Hotels	7,545	$ 34.81	68.7%	$ 50.66	7,545	$ 32.67	63.4%	$ 51.53

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the nine months ended September 30, 2010 and 2009, respectively.  The comparisons of same store operations are for 89 hotels in continuing operations owned as of January 1, 2009.
		Nine months ended September 30, 2010				Nine months ended September 30, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 34.71	70.5%	$ 49.24	214	$ 34.22	64.9%	$ 52.72
West North Central	2,447	28.73	60.2%	47.70	2,447	29.99	61.7%	48.57
East North Central	964	38.42	62.5%	61.43	964	37.13	59.2%	62.71
Middle Atlantic	142	41.46	70.5%	58.85	142	40.22	60.3%	66.71
South Atlantic	2,645	28.82	67.7%	42.55	2,645	27.46	59.2%	46.39
East South Central	677	35.57	58.5%	60.77	677	34.59	56.1%	61.65
West South Central	456	31.00	72.0%	43.04	456	25.62	54.7%	46.85
Total Hotels	7,545	$ 31.16	64.2%	$ 48.54	7,545	$ 30.48	59.7%	$ 51.09

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana